Exhibit 99.1

May 2, 2017
Noble Energy Sells Upstream Appalachia Natural Gas Assets
Divestment focuses U.S. onshore portfolio on liquids basins
Houston, May 02, 2017 (GLOBE NEWSWIRE) -- Noble Energy, Inc. (NYSE: NBL) ("Noble Energy" or "the Company") today announced that it has signed a definitive agreement to divest all of its upstream assets in northern West Virginia and southern Pennsylvania to an undisclosed buyer for a total amount of $1.225 billion.  The amount includes upfront cash of $1.125 billion and an additional contingent amount of $100 million, structured as three separate payments of $33.3 million.  The contingent payments to the Company are in effect should the average annual price realization at Dominion South exceed $3.30 per million Btu in the individual annual periods from 2018 through 2020.
David L. Stover, Noble Energy's Chairman, President and CEO, commented "The Marcellus has been a strong performer for Noble Energy over the last few years, which is a direct result of the success of our employees' efforts.  During the same time period, we have also significantly expanded the inventory of investment opportunities in our liquids-rich, higher-margin onshore assets, which has led us to now divest our Marcellus position. This enables us to further focus our organization on our highest-return areas that will deliver industry-leading U.S. onshore volume and cash flow growth. This transaction also provides proceeds already exceeding our target for 2017, with several opportunities for additional proceeds ahead of us this year."
Included in the divestment is current production of approximately 415 million cubic feet of natural gas equivalent per day (88 percent natural gas) and a 100 percent working interest in approximately 385,000 acres.  Total proved reserves as of year-end 2016 related to these assets were 1.5 trillion cubic feet of natural gas equivalent.  In addition, the buyer will assume responsibility for up to 430 million cubic feet of natural gas per day of the Company's firm transportation, established to support Marcellus upstream production.
The Marcellus acreage will retain its dedication to CONE Midstream (NYSE: CNNX) for natural gas gathering.  Noble Energy's interest in CONE Midstream is not included in the transaction.
The transaction is anticipated to close by the end of the second quarter of 2017, with a January 1, 2017 effective date.  Proceeds from the transaction will be used to pay down essentially all of the debt borrowings resulting from the Clayton Williams Energy transaction, which materially expanded the Company's core Delaware Basin position.
BofA Merrill Lynch acted as financial advisor to Noble Energy and Porter & Hedges served as legal counsel.
Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People's Lives®. For more information, visit http://www.nblenergy.com.

Forward Looking Statements
This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's and Clayton Williams' most recent annual reports on Form 10-K, respectively, and in other Noble Energy and Clayton Williams reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management's estimates or opinions change.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
brad.whitmarsh@nblenergy.com

Megan Repine
(832) 639-7380
megan.repine@nblenergy.com

Megan Dolezal
(281) 943-1861
megan.dolezal@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Deena McMullen
(281) 943-1732
media@nblenergy.com

Source: Noble Energy Inc.
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